Exhibit 10.23

AMENDMENT NO. 5

TO

FINANCING AGREEMENT

THIS AMENDMENT NO. 5 (this “Amendment”) is entered into as of May 14, 2008, by and among RAFAELLA APPAREL GROUP, INC., a Delaware corporation (“Borrower”), VERRAZANO, INC., a New York corporation (“Verrazano”), HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”) and the other financial institutions which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”) and HSBC, as agent for the Lenders (in such capacity, the “Agent’’).

BACKGROUND

Borrower, Verrazano, Agent and Lenders are parties to a Financing Agreement dated June 20, 2005 (as amended by Amendment No. 1 to Financing Agreement dated as of March 31, 2006, Amendment No. 2 to Financing Agreement effective as of December 31, 2006, Consent and Amendment No. 3 dated as of March 4, 2008, Amendment No. 4 dated as of March 28, 2008, and as hereafter further amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

Borrower has requested that Agent and Lenders amend the Net Income financial covenant contained in the Financing Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows;

1.             Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Financing Agreement.

2.             Amendment to Financing Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, Section 6.8(b) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(b) Net Income. Maintain (i) Net Income in excess of $0 during each fiscal quarter ending on or after September 30, 2005 through and including September 30, 2006, (ii) Net Income during each fiscal quarter ending on or after December 31, 2006 in excess of ($3,000,000) (i.e., not suffer a loss of greater than $3,000,000 in any fiscal quarter) and (iii) Net Income in excess of $0 during each period of two consecutive fiscal quarters (on a rolling basis) ending on or after December 31, 2006; provided, however, for the two consecutive fiscal quarters ending on March 31, 2008, Net Income shall be in excess of ($2,000,000) (i.e., for such two fiscal quarter period Borrower shall not suffer a loss of greater than $2,000,000); provided, further, for the two consecutive fiscal quarters (on a rolling basis) ending on or after June 30, 2008, for purposes of determining compliance with this Section 6.8(b), Net Income shall be calculated so that, to the extent in calculating Net Income for such period Net Income was decreased by noncash expenses consisting of (i) amortization for customer relationships and non-compete agreements, (ii) original issue discount on the Senior Secured Notes, (iii) deferred financing costs, and (iv) reduction in value of intangible assets, the amounts which were deducted in calculating Net Income for such period for the items described in clauses (i) through (iv) above shall be added back to Net Income as calculated in accordance with GAAP; provided, that, the maximum amount of the add backs to Net Income, in any one quarter, shall not exceed $2,500,000 commencing with the fiscal quarters ending on or after September 30, 2008.”

3.           Condition of Effectiveness. This Amendment shall become effective upon receipt by Agent of (i) four (4) copies of this Amendment executed by Borrower, Verrazano, Agent and Lenders, and (ii) an administrative fee equal to $30,000 which shall he charged by Agent to Borrower’s Account and shall be shared pro rata by Lenders based upon their respective Commitment Percentages.

4.           Representations and Warranties. Borrower and Verrazano each hereby represents and warrants as follows:

(a)           This Amendment and the Financing Agreement, as amended hereby, constitute its legal, valid and binding obligations and are enforceable against it in accordance with their respective terms.

(b)           Upon the effectiveness of this Amendment, it hereby reaffirms, in all material respects, all representations, warranties and covenants made in the Financing Agreement on and as of the date hereof except: (i) to the extent such representation, warranties or covenants are limited by their terms to a specific date in which case they shall be true and correct in all material respects as of such date or (ii) for changes in the nature of its business or operations that may occur after the Closing Date in the ordinary course of business so long as Agent has consented to such changes or such changes are not in violation of any provision of the Financing Agreement or any Other Document.

(C)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)           It does not have any defense, counterclaim or offset with respect to the Financing Agreement.

5.             Effect on the Financing Agreement.

(a)           Upon the effectiveness of Section 2 hereof, each reference in the Financing Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and he a reference to the Financing Agreement as amended hereby.

(b)           Except as specifically amended herein, the Financing Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Financing Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6.             Governing Law This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

7.             Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8.             Counterparts: Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts. each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission, including via “pdf” format, shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

RAFAELLA APPAREL GROUP, as a Borrower

By:	/s/ Chad J. Spooner
Name: CHAD J. SPOONER
Title: CFO

VERRAZANO, INC., as Guarantor

By:	/s/ Chad J. Spooner
Name: CHAD J. SPOONER
Title: VICE PRESIDENT

HSBC BANK USA, NATIONAL, ASSOCIATION, as Agent and as a Lender

By:	/s/ Lisa Augustus
Name: Lisa Augustus
Title: Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:
Name:
Title: